Exhibit 99.1

Press Release

VitalStream Reports Third Quarter Results
Revenues Grow 61% Year-to-Date Over 2004
Company Projects Record Fourth Quarter Revenues and Positive Cash Flow in 2006

Irvine, CA, November 3, 2005 - VitalStream Holdings, Inc. (OTCBB: VSTH), , the parent company of VitalStream, Inc., a streaming media solutions and global content delivery network (CDN) provider, today reported results for the third quarter of fiscal 2005.

Revenues for the quarter ended September 30, 2005 were $3.9 million, an increase of approximately 43 percent over revenues of $2.7 million in the third quarter of 2004. Revenues for the nine months ended September 30, 2005 grew 61 percent over the same period last year. Net loss for the third quarter of 2005 was ($999,000), or ($0.02) per share, versus a net loss of ($223,000), or ($0.00) per share, in the same period last year. Adjusted EBITDA for the quarter ended September 30, 2005, was ($339,000), compared to $127,000 during the comparable period last year. (See "Use of Non-GAAP Financial Measures" below for definitions.)

"Streaming media is becoming an increasingly mainstream vehicle for reaching desirable audiences in a highly efficient manner. VitalStream, with more than 620 customers including advertising companies, movie studios and media networks, is a leading player in what has become one of the fastest growing segments of the Internet," stated Jack Waterman, chief executive officer of VitalStream. "VitalStream posted strong year-to-date growth and continued to make significant progress in growing its future sales pipeline, coupled with a 53% increase in monthly recurring revenues year-over-year."

New customers added during the third quarter of 2005 include MySpace.com, Brightcove, EonStreams, IP World TV, Meguiars Inc., Music Video Wire and DIC Entertainment Corporation, all of which should contribute to revenues in the fourth quarter.

Philip N. Kaplan, president and chief operating officer, noted that "Our quarterly results reflect a strategic decision to eliminate a low-margin, non-core customer, which we have since replaced with higher margin, long-term recurring revenue that will become apparent in future results. These results also include a significant portion of the one-time costs related to a large scale expansion of our CDN to support tremendous industry growth, ensuring that our infrastructure can scale to easily meet future demands. Although our short-term results have been impacted by this investment, we expect long-term profitability to be enhanced significantly."

"As we look ahead, it is clear that consumer demand for streaming media for content, such as movie trailers, live newscasts, podcasts, music videos, corporate videos, weather updates, pay per view events and sports highlights will continue to increase sharply in 2006 and beyond. As we move forward, we see unprecedented growth for streaming media on the Internet and are now projecting record revenues in the fourth quarter, and expect positive cash flow from continuing operations in 2006 absent any potential merger or strategic investment opportunities which may present themselves," concluded Mr. Waterman.

Corporate Highlights

VitalStream recently:

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Strengthened its Content Delivery Network (CDN) with a multimillion dollar investment in technology and capacity to service the significant industry growth into the foreseeable future while establishing a best-in-class platform.

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Announced its latest VitalStream(R) Streaming Service for Flash Video(TM), delivering interactive, rich media content with enhanced video components and expanded workflow management capabilities through its reliable, secure, award-winning content delivery network (CDN).

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Established the introduction of the next generation of its Streaming Service for Windows Media, providing its customers with enhanced load-balanced traffic management, authentication of live and on-demand events with advanced business intelligence tools.

●	Introduced a single-source, full-service solution enabling businesses to create Webcasts.
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Announced a partnership with On2 Technologies, Inc. to create a single-source solution combining powerful, high quality Macromedia(R) Flash Video(TM) encoding tools from On2 with VitalStream's global streaming and content delivery services for digital media enterprises.

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Immediately supported the newly launched Macromedia(R) Flash(R) 8 Player, offering enhanced video components to deliver interactive, rich media content through its reliable and secure content delivery network (CDN).

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Announced PlayStream(R) VideoLaunchTM, a video extension for Macromedia Dreamweaver and Contribute that enables designers and developers to add Flash video to Web sites using a simple drag and drop workflow.

Use of Non-GAAP Financial Measures

VitalStream defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, amortization, non-recurring asset sales, and stock-based compensation. Adjusted EBITDA attempts to eliminate items that are not part of the Company's core operations. Adjusted EBITDA is not a measure used in financial statements reported in accordance with generally accepted accounting principles, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream's calculation of Adjusted EBITDA may not be comparable to the computation of similarly titled measures of other companies.

VitalStream's management uses Adjusted EBITDA as a measure of its operating performance. In addition, VitalStream believes that Adjusted EBITDA may be useful to existing and potential creditors of VitalStream, and to analysts and investors that follow VitalStream's performance, because it is one measure of the income generated that is available to service any outstanding debt.

Conference Call Information

The VitalStream third quarter teleconference and webcast is scheduled to begin at 2:00 p.m. Pacific Time on Thursday, November 3, 2005. To participate on the live call, analysts and investors should dial 800-257-2101 at least ten minutes prior to the call. VitalStream will also offer a live webcast of the conference call, accessible from the "Investor Relations" section of the company's Web site (http://www.vitalstream.com/investor/).

About VitalStream, Inc.

VitalStream, Inc., a wholly owned subsidiary of VitalStream Holdings, Inc. (OTCBB: VSTH), is the world leading streaming solutions provider and international content delivery network that provides the reliable choice for delivering streaming media to global audiences. VitalStream provides complete solutions, including video and audio streaming, live event broadcasting, media asset management, and consulting services, that seamlessly integrate with today's leading streaming media technologies. VitalStream's innovative tool set streamlines the process of delivering the leading streaming media formats, Macromedia(R) Flash(TM) and Microsoft(R) Windows Media(R), over the Internet. VitalStream's worldwide content delivery network is certified for quality transfer in the United States, Europe and Asia and delivers much of today's most popular online media. VitalStream serves an international customer base including Fortune-500 corporations, movie studios, news broadcasters, music and radio companies, advertising agencies and educational institutions. For more information, visit www.vitalstream.com

Forward-Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provision of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these statements. Forward-looking statements may include statements addressing future financial and operational results of the company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: the risk that the company's revenue may decrease on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services; the risks that our existing customers may cease to use our services and/or may not use our services at the projected rate; uncertainties regarding the future demand for our products and services generally despite our recent infrastructure investments, expansion into other markets and product enhancements; the risk that the trend toward increasing broadband penetration may not continue; our inability to compete or the competitive advantage of companies that compete or may compete in our markets; the possibility that our new product offerings developed independently or based upon or incorporating our partners' proprietary technology may not predictably be accepted by our customers, perform as anticipated or be available longer-term due to arrangements that may be terminable under certain circumstances; we may be unable to keep up with evolving industry standards and changing user needs; the risk that we may experience technical or security problems that injure our business or increase our operating costs; and/or uncertainties regarding our ability to pursue our proposed business strategy. More detailed information about these factors and others are discussed in "Risk Factors," and elsewhere in the most recently filed Annual Report on Form 10-K of VitalStream Holdings, Inc., and other documents periodically filed by VitalStream Holdings, Inc. with the SEC. Such forward-looking statements speak only as of the date of this release. The company is under no obligation and expressly disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

VitalStream and PlayStream are registered trademarks of VitalStream, Inc. and PlayStream, Inc, respectively. All other names and marks are property of their respective holders.

Investor Relations Contacts: Alex Wellins or Jennifer Jarman The Blueshirt Group 415-217-7722 alex@blueshirtgroup.com or jennifer@blueshirtgroup.com

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS SEPTEMBER 30, 2005 AND DECEMBER 31, 2004 (Unaudited)

ASSETS
	September 30, 2005 (Unaudited)	December 31, 2004 (Audited)

Current assets:
Cash	$6,768,580	$10,276,322
Accounts receivable, net of allowance for doubtful accounts/credits of $216,673 and $173,644 at September 30, 2005 and December 31, 2004, respectively	1,521,818	835,200
Prepaid expenses	1,164,458	270,849
Other current assets	313,281	107,698

Total current assets	9,768,137	11,490,069

Fixed assets, net	5,495,630	3,409,481

Restricted cash	200,498	200,289
Goodwill	3,461,764	961,900
Loan costs	-	-
Customer list	110,851	55,426
Other assets	286,658	111,546

TOTAL ASSETS	$19,323,538	$16,228,711

LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,293,257	$1,010,238
Accrued compensation	560,989	576,125
Current portion of capital lease obligations	681,987	790,932
Current portion of line of credit obligations	1,555,799	135,072
Accrued expenses	788,428	625,843

Total current liabilities	4,880,460	3,138,210

Capital lease obligations	397,000	773,110
Line of credit obligations	1,627,444	996,563
Deferred rent	88,752	-

	2,113,196	1,769,673

Shareholders' equity

Common stock, par value $0.001; authorized shares, 290,000,000; issued and outstanding shares, 65,394,528 and 60,028,768 at September 30, 2005, and December 31, 2004, respectively,	65,395	60,029

Additional paid-in capital	22,631,974	19,904,599
Accumulated deficit	(10,367,487)	(8,643,800)

Total shareholders' equity	12,329,882	11,320,828

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$19,323,538	$16,228,711

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004 (Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2005	2004	2005	2004

Revenue	$3,851,982	$2,690,940	$11,207,185	$6,984,126

Cost of revenue	1,796,502	1,239,682	5,213,826	3,095,826

Gross Profit	2,055,480	1,451,258	5,993,359	3,888,300

Research & development	284,066	136,714	656,723	350,712
Sales & marketing	1,502,490	759,224	3,860,036	2,058,292
General & administrative	1,200,820	723,751	3,191,469	1,824,027
Stock-based compensation	-	-	-	302,628

Operating Loss	(931,896)	(168,431)	(1,714,869)	(647,359)

Other income (expense):
Interest expense	(49,705)	(48,661)	(167,151)	(400,973)
Income tax expense	(913)	-	(1,713)	(2,400)
Other income (expense)	(16,576)	(6,383)	160,046	(32,828)

Net other income (expense)	(67,194)	(55,044)	(8,818)	(436,201)

Net Loss	$(999,090)	$(223,475)	$(1,723,687)	$(1,083,560)

Basic and diluted net loss per common share	$(0.02)	$-	$(0.03)	$(0.03)

Shares used in computing basic and diluted net loss per common share	65,318,091	60,028,768	63,105,655	43,113,980

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED EBITDA AND ADJUSTED EBITDA FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2005	2004	2005	2004

Net Income (Loss)	$(999,090)	$(223,475)	$(1,723,687)	$(1,083,560)
Depreciation and Amortization	609,889	301,911	1,552,670	760,386
Interest Expense, net	49,705	48,661	167,151	400,973
Income Tax Expense	913	-	1,713	2,400

EBITDA	$(338,583)	$127,097	$(2,153)	$80,199

Gain on sale of customer accounts	-	-	(200,000)	-
Stock-based compensation	-	-	-	302,628

Adjusted EBITDA	$(338,583)	$127,097	$(202,153)	$382,827